UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) April 21, 2005

UNIVERSAL HEALTH SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-10765	23-2077891
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Universal Corporate Center 367 South Gulph Road King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 768-3300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d- 2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 22, 2005, Universal Health Services, Inc. (the “Company”) announced that UHS International, Inc. (“UHS International”), a subsidiary of the Company, entered into a Sale and Purchase Agreement of the Médi-Partenaires Group (the “Agreement”), dated April 21, 2005, among UHS International, Santé et Loisirs, CMS Staff, SF Staff, MP Staff and Financiere Opale (the “Purchaser”). Under the Agreement, UHS International (the majority shareholder of Médi-Partenaires) will sell its 81.5% interest in Médi-Partenaires, and the minority shareholders will contribute their interest to the Purchaser, an affiliate of Barclays Private Equity France and Cobalt Capital. In consideration for the shares, the Purchaser will pay the sellers 215 million Euros which at April 21, 2005 was valued at approximately $282 million U.S. UHS International will be paid approximately 179 million Euros for their interest which at April 21, 2005 was valued at approximately $234 million U.S., plus the amount of principal and interest on the debt owed by Médi-Partenaires to UHS Health Partners SARL pursuant to a loan agreement dated May 10, 2001 in the amount of approximately 45 million Euros which at April 21, 2005 was valued at approximately $59 million U.S. Neither the Company nor any of its affiliates will have any further interest in the Purchaser nor the Médi-Partenaires Group.

Médi-Partenaires operates private acute-care hospitals in France and currently owns and manages 14 hospitals across France. The Company expects its pre-tax sale proceeds after repayment of net debt to be approximately $295 million which will result in an after-tax gain on the sale of approximately $100 million. The sale is subject to customary regulatory approvals and the closing is expected to occur in mid to late May, 2005. Copies of the Agreement and the press release are filed as Exhibit 10.1 and Exhibit 99.1, respectively, herewith.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit No.	Description

10.1	Sale and Purchase Agreement of the Médi - Partenaires Group, dated April 21, 2005, among UHS International, Inc, Santé et Loisirs, CMS Staff, SF Staff, MP Staff and Financiere Opale.

99.1	Press release dated April 22, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL HEALTH SERVICES, INC.

Date:	April 27, 2005	By:	/s/ Alan B. Miller
		Name:	Alan B. Miller
		Title:	President and Chief Executive Officer

		By:	/s/ Steve Filton
		Name:	Steve Filton
		Title:	Senior Vice President and Chief Financial Officer